Filed Pursuant To Rule 433

Registration No. 333-217785

August 15, 2018

SPDR® ETF Options Report

INVESTMENT PROFESSIONAL USE ONLY

July 2018

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	60,753,624	2,159,116	864,573	1,294,543	7,347,796	12,722,900
XLF	Financial Select Sector SPDR Fund	58,167,136	226,515	164,827	61,688	2,203,451	1,701,022
XLU	Utilities Select Sector SPDR Fund	15,431,473	43,511	9,966	33,545	154,599	448,301
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	14,401,308	75,992	36,199	39,793	544,527	1,141,553
XLP	Consumer Staples Select Sector SPDR Fund	13,881,533	13,253	5,602	7,651	162,205	177,720
XLK	Technology Select Sector SPDR Fund	12,354,903	24,799	10,169	14,630	161,809	337,120
XLI	Industrial Select Sector SPDR Fund	12,182,824	48,904	23,088	25,816	271,778	329,469
XLE	Energy Select Sector SPDR Fund	11,790,189	42,410	23,405	19,005	382,166	478,814
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	9,837,961	268	19	249	15,608	90,306
KRE	SPDR S&P Regional Banking ETF	6,419,193	33,831	12,347	21,484	405,291	282,481
XLV	Health Care Select Sector SPDR Fund	6,307,192	9,250	5,525	3,726	84,727	94,196
GLD®	SPDR Gold Shares	5,880,894	112,355	81,941	30,414	2,189,014	588,669
XLB	Materials Select Sector SPDR Fund	5,815,807	8,258	4,551	3,708	84,908	66,858
XRT	SPDR S&P Retail ETF	5,704,837	42,357	7,522	34,835	150,764	394,694
XLY	Consumer Discretionary Select Sector SPDR Fund	4,701,383	10,336	5,446	4,890	79,541	113,047
XBI	SPDR S&P Biotech ETF	4,135,984	27,666	11,210	16,457	134,795	325,354
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,508,705	50,375	28,543	21,833	321,741	227,501
FEZ	SPDR EURO STOXX 50 ETF	2,894,007	5,482	1,518	3,965	96,674	293,134
XHB	SPDR S&P Homebuilders ETF	2,589,460	5,038	2,760	2,279	67,733	73,212
XLRE	Real Estate Select Sector SPDR Fund	2,543,444	266	167	99	2,447	5,432
XME	SPDR S&P Metals & Mining ETF	2,488,884	5,531	1,982	3,549	50,121	103,334
KBE	SPDR S&P Bank ETF	1,886,129	3,930	455	3,476	26,537	63,098
SPYG	SPDR Portfolio S&P 500 Growth ETF	1,416,800	36	25	11	448	254
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,208,352	11	6	6	179	315
XES	SPDR S&P Oil & Gas Equipment & Services ETF	1,139,759	404	357	48	4,287	1,091
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,102,609	6	—	6	17	279
SPTM	SPDR Portfolio Total Stock Market ETF	779,892	1	1	1	—	1
MDY	SPDR S&P MidCap 400 ETF Trust	690,437	2,097	1,418	680	20,973	14,528

Source: Bloomberg as of 07/31/2018.

STATE STREET GLOBAL ADVISORS
SPDR

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	460,034	26	3	24	126	1,043
SPDW	SPDR Portfolio Developed World ex-US ETF	458,782	—	1	—	80	10
XLC	Communication Services Select Sector SPDR Fund	448,951	278	167	111	1,786	1,723
RWX	SPDR Dow Jones International Real Estate ETF	414,101	1	1	—	44	—
SPYV	SPDR Portfolio S&P 500 Value ETF	409,578	6	5	1	166	22
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	386,781	—	132	—	2,628	—
KIE	SPDR S&P Insurance ETF	352,173	18	6	12	419	803
SDY	SPDR S&P Dividend ETF	330,678	30	19	12	1,005	571
RWR	SPDR Dow Jones REIT ETF	168,776	6	2	5	329	182
RWO	SPDR Dow Jones Global Real Estate ETF	140,098	1	1	1	20	5
CWI	SPDR MSCI ACWI ex-US ETF	121,885	—	—	—	1	—
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	119,661	—	1	—	79	68
GNR	SPDR S&P Global Natural Resources ETF	98,563	2	1	1	3,834	146
XSD	SPDR S&P Semiconductor ETF	92,313	10	8	2	98	21
DWX	SPDR S&P International Dividend ETF	87,543	—	—	—	32	7
GWX	SPDR S&P International Small Cap ETF	79,075	—	—	—	—	3
XAR	SPDR S&P Aerospace & Defense ETF	67,090	16	14	3	274	129
XPH	SPDR S&P Pharmaceuticals ETF	60,881	5	1	4	57	260
EDIV	SPDR S&P Emerging Markets Dividend ETF	50,743	—	2	—	46	1
GXC	SPDR S&P China ETF	42,543	9	3	7	98	260
EWX	SPDR S&P Emerging Markets SmallCap ETF	40,926	6	4	3	55	69
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	40,891	4	—	4	28	87
GMF	SPDR S&P Emerging Asia Pacific ETF	18,093	1	—	1	68	64
KCE	SPDR S&P Capital Markets ETF	9,209	2	—	2	153	120

Source: Bloomberg as of 07/31/2018.

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).

State Street Global Advisors

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SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Important Risk Information GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD This material has been created for informational purposes only and does not constitute investment advice and shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold it should not be relied on as such. It does not take into account any investor’s particular investment objectives, could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not or liability for, decisions made based on this material. All material has been obtained from sources believed to be generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented reliable, but its accuracy is not guaranteed. by each Share will decline over time to that extent. Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”). ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust and companies. Services, LLC. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow risk, which generally results in greater price fluctuations than the overall market. Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, diversified funds and the market as a whole. endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment any liability in relation thereto. company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds protections associated with ownership of shares in an investment company registered under the 1940 Act or the Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com. protections afforded by the CEA. The trademarks and service marks referenced herein are the property of their respective owners. Third party data Commodities and commodity-index linked securities may be affected by changes in overall market movements, providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory the data and have no liability for damages of any kind relating to the use of such data. developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing savings from low fees or costs. and trading of the SPDR Bloomberg Barclays ETFs. Diversification does not ensure a profit or guarantee against loss. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its Investing in commodities entails significant risk and is not appropriate for all investors. affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Important Information Relating to SPDR® Gold Trust (“GLD®”): Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with Before you invest, you should read the prospectus in that registration statement and other documents State State Street Global Advisors Funds Distributors, LLC. GLD has filed with the SEC for more complete information about GLD and this offering. Please see State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized Management, LLC. participant will arrange to send you the prospectus if you request it by calling 866.320.4053. Before investing, consider the funds’ investment objectives, risks, charges and expenses. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not To obtain a prospectus or summary prospectus which contains this and other information, subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust call 866.787.2257 or visit spdrs.com. Read it carefully. © 2018 State Street Corporation. All Rights Reserved. State Street Global Advisors ID13885-2047512.7.1.NA.INST 0818 Exp. Date: 08/31/2019 SPD001694

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.